As filed with the Securities and Exchange Commission on March 2, 2012
Securities Act File No. 333-177181
Investment Company Act File No. 811-21784

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_____________

FORM N-14
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

☐	Pre-Effective Amendment No. __

☒	Post-Effective Amendment No. 1

(Check appropriate box or boxes)

BLACKROCK ENHANCED EQUITY DIVIDEND TRUST
(Exact name of registrant as specified in charter)

100 Bellevue Parkway
Wilmington, Delaware 19809
(Address of Principal Executive Offices)

(800) 882-0052
(Area Code and Telephone Number)

John M. Perlowski
President and Chief Executive Officer
BlackRock Enhanced Equity Dividend Trust
55 East 52nd Street
New York, NY 10055
(Name and Address of Agent for Service)
_____________

Copies to:
Thomas A. DeCapo, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Beacon Street Boston, Massachusetts 02108	Ira P. Shapiro, Esq. BlackRock Advisors, LLC 55 East 52nd Street New York, NY 10055

EXPLANATORY NOTE

The Joint Proxy Statement/Prospectus and Statement of Additional Information, each in the form filed on November 23, 2011 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended (File Nos. 333-177181 and 811-21784), are incorporated herein by reference.

This amendment is being filed in order to file, as Exhibit 12 to this Registration Statement, the tax opinions of Skadden, Arps, Slate, Meagher & Flom LLP, special U.S. federal income tax counsel for the Registrant.

PART C:  OTHER INFORMATION

ITEM 15.  Indemnification

There has been no change in the information set forth in Item 15 of the most recently filed Registration Statement of BlackRock Enhanced Equity Dividend Trust (the “Registrant”) on Form N-14 under the Securities Act of 1933 (File No. 333-177181), as filed with the Securities and Exchange Commission on November 23, 2011, which information is incorporated herein by reference.

ITEM 16.  Exhibits

Exhibit No.	Description of Exhibit
(1)	Agreement and Declaration of Trust of the Registrant, dated July 1, 2005 (a)
(2)	Amended and Restated Bylaws of the Registrant, dated October 28, 2010 (b)
(3)	Not applicable
(4)	Form of Agreement and Plan of Reorganization (c)
(5)
(a)	Portions of the Agreement and Declaration of Trust and the Amended and Restated Bylaws of the Registrant defining the rights of stockholders (d)
(b)	Form of specimen certificate for Common Stock of the Registrant (e)
(6)
(a)	Investment Management Agreement between the Registrant and BlackRock Advisors, LLC (f)
(b)	Sub-Investment Advisory Agreement between the Registrant and BlackRock Financial Management, Inc. (g)
(7)	Not applicable
(8)	Form of Second Amended and Restated Deferred Compensation Plan (h)
(9)
(a)	Form of Custodian Agreement between the Registrant and The Bank of New York Mellon (i)
(b)	Form of Foreign Custody Manager Agreement between the Registrant and The Bank of New York Mellon (j)
(10)	Not applicable
(11)	Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Registrant (h)
(12)
(a)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant's acquisition of BlackRock Equity Dividend Trust *
(b)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant's acquisition of BlackRock Strategic Equity Dividend Trust *
(13)
(a)	Form of Stock Transfer Agency Agreement between the Registrant and The Bank of New York Mellon (k)
(b)	Form of Fund Accounting Agreement between the Registrant and The Bank of New York Mellon (l)
(c)	Form of License Agreement between the Registrant and Mergent, Inc. (m)
(14)	Consent of independent registered public accounting firm for the Registrant, BlackRock Equity Dividend Trust and BlackRock Strategic Equity Dividend Trust (h)
(15)	Not applicable.
(16)
(a)	Power of Attorney, dated September 29, 2011 (d)
(b)	Power of Attorney, dated October 7, 2011(h)
(c)	Power of Attorney, dated November 10, 2011(h)
(17)	Form of Proxy Cards for the Funds (h)

* Filed herewith.

(a)	Filed as Exhibit 99(b) to the Registrant's Registration Statement on Form N-2 filed on July 6, 2005.
(b)	Filed as Exhibit 3.1 to the Registrant's Form 8-K filed on October 29, 2010.
(c)	Included in the Statement of Additional Information as Appendix A.
(d)	Filed as an exhibit to the Registrant’s Registration Statement on Form N-14, filed on October 5, 2011.
(e)	Filed as Exhibit 99(d) to Pre-Effective Amendment No. 2 to the Registrant's Registration Statement on Form N-2 filed on August 24, 2005.
(f)	Filed as Exhibit 99(g)(1) to Pre-Effective Amendment No. 2 to the Registrant's Registration Statement on Form N-2 filed on August 24, 2005.
(g)	Filed as Exhibit 99(g)(2) to Pre-Effective Amendment No. 2 to the Registrant's Registration Statement on Form N-2 filed on August 24, 2005.
(h)	Filed as an exhibit to Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-14 filed on November 17, 2011.
(i)	Filed as Exhibit 99(j)(1) to Pre-Effective Amendment No. 2 to the Registrant's Registration Statement on Form N-2 filed on August 24, 2005.
(j)	Filed as Exhibit 99(j)(2) to Pre-Effective Amendment No. 2 to the Registrant's Registration Statement on Form N-2 filed on August 24, 2005.
(k)	Filed as Exhibit 99(k)(1) to Pre-Effective Amendment No. 2 to the Registrant's Registration Statement on Form N-2 filed on August 24, 2005.
(l)	Filed as Exhibit 99(k)(2) to Pre-Effective Amendment No. 2 to the Registrant's Registration Statement on Form N-2 filed on August 24, 2005.
(m)	Filed as Exhibit 99(k)(3) to Pre-Effective Amendment No. 2 to the Registrant's Registration Statement on Form N-2 filed on August 24, 2005.
ITEM 17.  Undertakings

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through use of a prospectus which is part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended, the reoffering prospectus will contain information called for by the applicable Exchange registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, as amended, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant, in the City of New York and the State of New York, on March 2, 2012.

BLACKROCK ENHANCED EQUITY DIVIDEND TRUST
By:	/s/ John M. Perlowski
Name:	John M. Perlowski
Title:	President and Chief Executive Officer

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

	Signature	Title	Date

	/s/ John M. Perlowski	President and Chief Executive Officer	March 2, 2012
John M. Perlowski

	/s/ Neal J. Andrews	Chief Financial Officer	March 2, 2012
Neal J. Andrews

	*	Trustee	March 2, 2012
Michael J. Castellano

	*	Trustee	March 2, 2012
Richard E. Cavanagh

	*	Trustee	March 2, 2012
Frank J. Fabozzi

	*	Trustee	March 2, 2012
Kathleen F. Feldstein

	*	Trustee	March 2, 2012
James T. Flynn

	*	Trustee	March 2, 2012
Jerrold B. Harris

	*	Trustee	March 2, 2012
R. Glenn Hubbard

	*	Trustee	March 2, 2012
W. Carl Kester

	*	Trustee	March 2, 2012
Karen P. Robards

	*	Trustee	March 2, 2012
Paul L. Audet

	*	Trustee	March 2, 2012
Henry Gabbay

*By:	/s/ John M. Perlowski	Attorney-in-Fact	March 2, 2012
John M. Perlowski

EXHIBIT INDEX

Exhibit No.		Description of Exhibits

12
	(a)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant's reorganization with BlackRock Equity Dividend Trust

	(b)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant's reorganization with BlackRock Strategic Equity Dividend Trust